AvalonBay Communities, Inc.

For Immediate News Release	Exhibit 99.2
January 31, 2007
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2006 OPERATING RESULTS
AND RAISES COMMON DIVIDEND
(Alexandria, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2006 was $47,101,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.62 for the quarter ended December 31, 2006, compared to $1.26 for the comparable period of 2005, a per share decrease of 50.8%. For the year ended December 31, 2006, EPS was $3.57 compared to $4.21 for the comparable period of 2005, a per share decrease of 15.2%. These decreases are primarily attributable to gains from increased sales volume in 2005, partially offset by growth in income from existing and newly developed communities in 2006.
Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended December 31, 2006 was $82,549,000, or $1.09 per share compared to $70,109,000, or $0.93 per share for the comparable period of 2005, a per share increase of 17.2%. This increase is driven primarily from improved community operating results and contributions by newly developed communities.
FFO per share for the year ended December 31, 2006 increased by 16.2% to $4.38 from $3.77 for the year ended December 31, 2005. FFO per share for the year ended December 31, 2006 includes $0.18 per share related to the sale of three land parcels and the final installment from the sale of a technology venture. FFO per share for the year ended December 31, 2005 includes several non-routine items totaling $0.11 per share. Adjusting for these non-routine items in both years, FFO per share increased 14.8%, driven primarily by contributions from improved community operating results and newly developed communities.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said, “Fourth quarter NOI growth of nearly 11% capped a year of strong financial performance for the Company, and we expect another year of strong earnings growth in 2007. This supports our announcement last evening that we raised our quarterly dividend by 9% for the first quarter.”
Operating Results for the Quarter Ended December 31, 2006 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue increased by $16,198,000, or 9.1% to $193,800,000. For Established Communities, rental revenue increased 7.4%, comprised of an increase in Average Rental Rates of 7.7% and a decrease in Economic Occupancy of 0.3%. As a result, total revenue for Established Communities increased $10,066,000 to $144,073,000. Operating expenses for Established Communities increased $130,000, or 0.3% to $43,339,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $9,936,000, or 10.9%, to $100,734,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2005 to the fourth quarter of 2006:

4Q 06 Compared to 4Q 05

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.2%	1.7%	5.9%	40.0%
Mid-Atlantic	9.9%	(2.9%)	15.3%	18.3%
Midwest	6.3%	(4.0%)	13.7%	2.1%
Pacific NW	11.6%	0.2%	18.3%	4.5%
No. California	9.8%	0.7%	14.1%	22.5%
So. California	6.2%	0.5%	8.6%	12.6%

Total	7.4%	0.3%	10.9%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations, development and redevelopment communities.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Year Ended December 31, 2006 Compared to the Prior Year
For the Company, including discontinued operations, total revenue increased by $41,540,000, or 6.0% to $739,087,000. For Established Communities, rental revenue increased 6.8%, comprised of an increase in Average Rental Rates of 6.3% and an increase in Economic Occupancy of 0.5%. As a result, total revenue for Established Communities increased $36,026,000 to $560,200,000, and operating expenses for Established Communities increased $3,810,000 or 2.3% to $173,141,000. Accordingly, NOI for Established Communities increased by $32,216,000 or 9.1% to $387,059,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2006 as compared to the year ended December 31, 2005:

Full Year 2006 Compared to Full Year 2005

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)
Northeast	4.5%	3.6%	5.1%	41.2%
Mid-Atlantic	8.9%	0.7%	12.5%	17.7%
Midwest	3.3%	(2.9%)	7.4%	2.2%
Pacific NW	10.1%	4.8%	13.0%	4.4%
No. California	8.4%	1.8%	11.6%	22.5%
So. California	6.6%	0.7%	9.1%	12.0%

Total	6.8%	2.3%	9.1%	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations, development and redevelopment communities.
Cash concessions are recognized in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

		Full Year 06
		vs
	4Q 06 vs 4Q 05	Full Year 05
Rental Revenue Change with Concessions on a GAAP Basis	7.4%	6.8%

Rental Revenue Change with Concessions on a Cash Basis	6.3%	7.3%

Development and Redevelopment Activity
The Company completed the development of two communities during the fourth quarter of 2006. Avalon Bowery Place I, located in New York, NY, is a wholly-owned high-rise community containing 206 apartment homes and 21,400 square feet of retail space and was completed for a Total Capital Cost of $98,500,000. Avalon at Mission Bay North II, located in San Francisco, CA, is a high-rise community containing 313 apartment homes and was completed for a Total Capital Cost of $108,200,000. Avalon at Mission Bay North II was developed through a joint venture in which the Company owns a 25% equity interest.
During 2006, the Company completed development of six communities, containing an aggregate of 1,368 apartment homes for an aggregate Total Capital Cost of $375,200,000.
The Company commenced construction of two wholly-owned communities during the fourth quarter of 2006: Avalon Canoga Park, located in Los Angeles, CA, and Avalon Acton, located in Acton, MA. Avalon Canoga Park is expected to contain 210 apartment homes when completed for a Total Capital Cost of $53,900,000. Avalon Acton is expected to contain 380 apartment homes when completed for a Total Capital Cost of $68,800,000.
During 2006, the Company commenced the development of eight communities which are expected to contain a total of 2,459 apartment homes for an expected aggregate Total Capital Cost of $686,600,000.
Acquisition Activity
During the fourth quarter of 2006, the Company acquired Southgate Crossing, located in Columbia, MD, for $35,850,000. Southgate Crossing is a wholly-owned, garden-style community containing 215 apartment homes.
In addition, the Company completed the purchase of its partner’s interest in Avalon Run, a community developed through a general partnership in 1994, for approximately $58,500,000. Avalon Run is a 426 apartment-home community, located in Lawrenceville, NJ, and is now a wholly-owned community.
In January 2007, the Company purchased a parcel of land located in Brooklyn, NY for approximately $70,000,000. The Company expects to begin construction of this high-rise community in the second half of 2007.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

Disposition Activity
During the fourth quarter of 2006, the Company and its joint venture partner sold Avalon Bedford, a 368 apartment-home community located in Stamford, CT, for a sales price of $79,100,000. Avalon Bedford was owned by a joint venture in which the Company had a 25% equity interest. The Company’s share of the gain as reported in accordance with GAAP is $6,609,000 and its share of the Economic Gain is $3,994,000.
During the fourth quarter of 2006, the Company completed a previously arranged transaction to admit a 70% partner to the joint venture which owns Avalon Del Rey, while retaining a 30% investment interest and serving as the managing member. This joint venture entity will continue to be consolidated.
Excluding dispositions to joint venture entities where the Company retains an economic interest, the Company sold four communities during 2006 (one through a joint venture), containing a total of 1,036 apartment homes, and three land parcels. These communities and land parcels were sold for an aggregate sales price of approximately $281,485,000, resulting in a GAAP Gain of $117,539,000 and an Economic Gain of $95,840,000. Excluding the land parcels, the weighted average Initial Year Market Cap Rate related to these dispositions was 4.6% and the Unleveraged IRR over a weighted average hold period of eight years was 15.2%.
Investment Management Fund Activity
AvalonBay Value Added Fund, L.P. (the “Fund”) is a private, discretionary investment vehicle in which the Company holds an equity interest of approximately 15%. During the fourth quarter of 2006, the Fund acquired two communities:
•	The Covington, located in Lombard (Chicago), IL, is a garden-style community containing 256 apartment homes and was acquired for a purchase price of $32,250,000; and

•	Cedar Valley, located in Columbia (Baltimore), MD, is a garden-style community containing 156 apartment homes, and was acquired for a purchase price of $20,700,000.
During 2006, the Fund acquired a total of five communities, containing an aggregate of 1,182 apartment homes for an aggregate purchase price of $223,670,000.
In January 2007, the Fund acquired Centerpoint for a purchase price of $78,500,000. Centerpoint consists of a newly constructed high-rise tower and separate, recently renovated historic mid-rise buildings located within a single downtown city block of Baltimore, MD. The community contains a total of 392 apartment homes and approximately 33,000 square feet of retail space.
During the fourth quarter of 2006, the Fund commenced the redevelopment of the following communities:
•	Avalon at Poplar Creek, located in Schaumburg (Chicago), IL, is a garden-style community containing 196 apartment homes with an expected Total Capital Cost of $3,400,000, excluding costs incurred prior to the start of redevelopment; and

•	Civic Center Place, located in Norwalk (Los Angeles), CA, is a garden-style community containing 192 apartment homes with an expected Total Capital Cost of $5,400,000, excluding costs incurred prior to the start of redevelopment.
Financing, Liquidity and Balance Sheet Statistics
During the fourth quarter of 2006, the Company entered into a new $650,000,000 variable rate unsecured credit facility, replacing its old facility. Pricing under the new facility is the London Interbank Offered Rate plus 0.4%, a reduction in pricing of 0.15% from the previous facility. The rate can be higher or lower based on the credit rating of the Company and selected maturity of the borrowings. This credit facility may be increased by the Company to $1,000,000,000 (provided that one or more banks voluntarily agree to provide the additional commitment) and has a term of four years with a single one-year renewal option.
As of December 31, 2006, the Company had no amounts outstanding under its $650,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 22.3% at December 31, 2006. Unencumbered NOI for the year ended December 31, 2006 exceeded 82% and Interest Coverage for the fourth quarter of 2006 was 3.9 times.
In January 2007, the Company filed a new shelf registration statement with the Securities and Exchange Commission, allowing the Company to sell an undetermined number or amount of certain debt and equity securities as defined in the prospectus.
In January 2007, in conjunction with the inclusion of its common stock in the S&P 500 Index, the Company issued 4,600,000 shares of its common stock at $129.30 per share. Net proceeds in the amount of approximately $594,000,000 will be used for general corporate purposes.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

First Quarter 2007 Dividend Declaration
The Company announced yesterday that its Board of Directors declared a dividend for the first quarter of 2007 of $0.85 per share on the Company’s common stock (par value $0.01 per share). The declared dividend represents a 9.0%, or $0.07 per share, increase over the Company’s prior quarterly dividend of $0.78 per share. The common stock dividend is payable April 16, 2007 to all common stockholders of record as of April 2, 2007.
In declaring the increased dividend, the Board of Directors evaluated the Company’s past performance and future prospects for earnings growth. Additional factors considered in determining the increase include current dividend distributions (both common and preferred dividends), the ratio of the current common dividend distribution to the Company’s FFO, the relationship of dividend distributions to taxable income, and expected growth in taxable income. Taxable income growth is not directly comparable to growth in FFO.
The Board of Directors also declared a dividend on the Series H Cumulative Redeemable Preferred Stock (par value $0.01 per share) for the first quarter of 2007. The Series H Cumulative Redeemable Preferred Stock dividend is $0.54375 per share and is payable June 15, 2007 to all Series H stockholders of record as of June 1, 2007.
2007 Financial Outlook
As noted in the Company’s initial 2007 financial outlook provided on January 8, 2007, the Company expects EPS in the range of $3.66 to $3.90 for the full year 2007. The Company expects Projected FFO per share in the range of $4.68 to $4.92 for the full year 2007.
Based on the Company’s results for the fourth quarter of 2006, the Company expects EPS in the range of $0.59 to $0.63 for the first quarter of 2007 and Projected FFO per share in the range of $1.13 to $1.17 for the first quarter of 2007.
The Company expects to release its first quarter 2007 earnings on April 25, 2007 after the market closes. The Company expects to hold a conference call on April 26, 2007 at 1:00 PM EDT to discuss the first quarter 2007 results.
First Quarter 2007 Conference/Event Schedule
The Company is scheduled to present at the Citigroup 2007 REIT CEO Conference in Naples, FL at 9:45 AM EST on Tuesday, March 6, 2007. Management’s presentation will be followed by a question and answer session during which Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. The Company’s presentation will be accessible via a dial-in phone number which will be available at http://www.avalonbay.com/events beginning March 5, 2007.
Other Matters
The Company will hold a conference call on February 1, 2007 at 1:00 PM EST to review and answer questions about this release, its fourth quarter and full year results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-706-634-5877 internationally.
To hear a replay of the call, which will be available from February 1, 2007 at 3:00 PM EST until February 8, 2007 at 11:59 PM EST, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 5181480.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings and through e-mail distribution. To receive future press releases via e-mail, please send a request to IR@avalonbay.com. Some items referenced in the earnings release may require the Adobe Acrobat Reader. If you do not have the Adobe Acrobat Reader, you may download it at http://www.adobe.com/products/acrobat/readstep2.html

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.
As of December 31, 2006, the Company owned or held a direct or indirect ownership interest in 167 apartment communities containing 48,294 apartment homes in ten states and the District of Columbia, of which 17 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information may be found on the Company’s website at the following address http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer, at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; or we may abandon development or redevelopment opportunities for which we have already incurred costs.
Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements”, as well as the Company’s Quarterly Reports on Form 10-Q for subsequent quarters under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter and full year 2007. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 15, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2007 AvalonBay Communities, Inc. All Rights Reserved

FOURTH QUARTER 2006
Supplemental Operating and Financial Data
Avalon Bowery Place I, located in New York City, is the wholly-owned second phase of a three-phase community. The first phase, Avalon Chrystie Place, was completed in the fourth quarter of 2005.
Avalon Bowery Place I contains 206 apartment homes and offers residents studio, one, and two-bedroom apartment homes. The ground level contains 21,400 square feet of retail space and there is an underground parking garage with 131 parking spaces. The community features a fitness center and resident lounge with a billiards room. Apartment home features include hard wood flooring and walk-in closets. Avalon Bowery Place I provides easy access to the subway and 2nd Avenue, both a block away.
Avalon Bowery Place I was completed in the fourth quarter of 2006 for a Total Capital Cost of $98.5 million. The third phase of this community, Avalon Bowery Place II, which will contain 90 apartment homes, is currently under construction and is expected to be completed in the first quarter of 2008 for a Total Capital Cost of $61.9 million.

FOURTH QUARTER 2006
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 7
Summary of Development and Redevelopment Activity	Attachment 8
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Unconsolidated Real Estate Investments	Attachment 13
Summary of Disposition Activity	Attachment 14

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 15
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
December 31, 2006
(Dollars in thousands except per share data)
(unaudited)
SELECTED OPERATING INFORMATION

	Q4	Q4		Full Year	Full Year
	2006	2005	% Change	2006	2005	% Change
Net income available to common stockholders	$47,101	$94,554	(50.2%)	$269,699	$313,678	(14.0%)

Per common share — basic	$0.63	$1.29	(51.2%)	$3.64	$4.30	(15.3%)
Per common share — diluted	$0.62	$1.26	(50.8%)	$3.57	$4.21	(15.2%)

Funds from Operations	$82,549	$70,109	17.7%	$330,819	$281,773	17.4%
Per common share — diluted	$1.09	$0.93	17.2%	$4.38	$3.77	16.2%

Dividends declared — common	$58,241	$52,301	11.4%	$232,455	$208,282	11.6%
Per common share	$0.78	$0.71	9.9%	$3.12	$2.84	9.9%

Common shares outstanding	74,668,372	73,663,048	1.4%	74,668,372	73,663,048	1.4%
Outstanding operating partnership units	144,955	454,064	(68.1%)	144,955	454,064	(68.1%)

Total outstanding shares and units	74,813,327	74,117,112	0.9%	74,813,327	74,117,112	0.9%

Average shares outstanding — basic	74,357,025	73,338,935	1.4%	74,125,795	72,952,492	1.6%
Average operating partnership units outstanding	148,483	454,064	(67.3%)	172,255	474,440	(63.7%)
Effect of dilutive securities	1,392,166	1,339,562	3.9%	1,288,848	1,332,386	(3.3%)

Average shares outstanding — diluted	75,897,674	75,132,561	1.0%	75,586,898	74,759,318	1.1%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition (1)	Amount	Cap	Rate(2)	Maturities(1)

Conventional Debt				2007	$268,521
Long-term, fixed rate	$2,199,533	17.4%		2008	$209,086
Long-term, variable rate	111,065	0.8%		2009	$231,624
				2010	$235,343
				2011	$391,213

Subtotal, Conventional	2,310,598	18.2%	6.4%

Tax-Exempt Debt
Long-term, fixed rate	190,739	1.5%
Long-term, variable rate	327,171	2.6%

Subtotal, Tax-Exempt	517,910	4.1%	5.7%

Total Debt	$2,828,508	22.3%	6.3%

(1)	Excludes debt associated with communities classified as held for sale.

(2)	Includes credit enhancement fees, trustees’ fees, etc.
CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q406	$13,909	$6,847	$92
Q306	$12,910	$6,361	$203
Q206	$11,205	$5,377	$164
Q106	$8,364	$5,559	$38
Q405	$7,067	$5,477	$77
COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	150	43,141
Development Communities	17	5,153
Development Rights	54	14,185

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2006
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2006	2005	% Change	2006	2005	% Change
Revenue:
Rental and other income	$191,727	$171,969	11.5%	$731,041	$666,376	9.7%
Management, development and other fees	2,073	1,129	83.6%	6,259	4,304	45.4%

Total	193,800	173,098	12.0%	737,300	670,680	9.9%

Operating expenses:
Direct property operating expenses, excluding property taxes	45,787	40,336	13.5%	169,685	155,481	9.1%
Property taxes	17,379	16,673	4.2%	68,257	65,487	4.2%
Property management and other indirect operating expenses	9,085	8,079	12.5%	34,177	31,243	9.4%
Investments and investment management(1)	1,773	1,460	21.4%	7,033	4,834	45.5%

Total	74,024	66,548	11.2%	279,152	257,045	8.6%

Interest expense, net	(28,851)	(31,076)	(7.2%)	(111,046)	(127,099)	(12.6%)
General and administrative expense(2)	(6,372)	(6,483)	(1.7%)	(24,767)	(25,761)	(3.9%)
Joint venture income and minority interest expense(3)	6,253	(86)	N/A	6,882	5,717	20.4%
Depreciation expense	(41,378)	(41,341)	0.1%	(162,896)	(158,822)	2.6%
Gain (loss) on sale of land	(152)	(138)	10.1%	13,519	4,479	201.8%

Income from continuing operations	49,276	27,426	79.7%	179,840	112,149	60.4%

Discontinued operations: (4)
Income from discontinued operations	—	2,767	(100.0%)	1,148	14,942	(92.3%)
Gain on sale of communities	—	66,536	(100.0%)	97,411	195,287	(50.1%)

Total discontinued operations	—	69,303	(100.0%)	98,559	210,229	(53.1%)

Net income	49,276	96,729	(49.1%)	278,399	322,378	(13.6%)
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(8,700)	(8,700)	—

Net income available to common stockholders	$47,101	$94,554	(50.2%)	$269,699	$313,678	(14.0%)

Net income per common share — basic	$0.63	$1.29	(51.2%)	$3.64	$4.30	(15.3%)

Net income per common share — diluted	$0.62	$1.26	(50.8%)	$3.57	$4.21	(15.2%)

(1)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits. Abandoned pursuits are volatile and therefore may vary widely between periods.

(2)	Amount for the year ended December 31, 2005 includes the accrual of $1,500 in costs related to various litigation matters and separation costs in the amount of $2,100 due to the departure of a senior executive.

(3)	Amounts for the three months and year ended December 31, 2006 include $6,609 related to the sale of an unconsolidated community. Amounts for the years ended December 31, 2006 and 2005 include $433 and $6,252, respectively, related to gain on the sale of Rent.com to eBay.

(4)	Reflects net income for communities sold during the period from January 1, 2005 through December 31, 2006. The following table details income from discontinued operations as of the periods shown:

	Q4	Q4	Full Year	Full Year
	2006	2005	2006	2005
Rental income	$—	$4,504	$1,787	$26,867
Operating and other expenses	—	(1,520)	(639)	(8,684)
Interest expense, net	—	—	—	—
Depreciation expense	—	(217)	—	(3,241)

Income from discontinued operations (5)	$—	$2,767	$1,148	$14,942

(5)	NOI for discontinued operations was zero and $1,148 for the three months and year ended December 31, 2006, respectively, all of which is related to assets sold.

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2006	2005
Real estate	$5,662,191	$5,259,425
Less accumulated depreciation	(1,099,834)	(937,824)

Net operating real estate	4,562,357	4,321,601

Construction in progress, including land	641,781	261,743
Land held for development	209,568	179,739
Operating real estate assets held for sale, net	64,351	182,705

Total real estate, net	5,478,057	4,945,788

Cash and cash equivalents	8,567	5,715
Cash in escrow	136,989	48,266
Resident security deposits	26,574	26,290
Other assets(1)	162,999	139,001

Total assets	$5,813,186	$5,165,060

Unsecured senior notes, net	$2,153,078	$1,809,182
Unsecured facility	—	66,800
Notes payable	672,508	458,035
Resident security deposits	38,803	35,544
Liabilities related to assets held for sale	42,985	38,352
Other liabilities	269,104	196,020

Total liabilities	$3,176,478	$2,603,933

Minority interest	5,270	19,464

Stockholders’ equity	2,631,438	2,541,663

Total liabilities and stockholders’ equity	$5,813,186	$5,165,060

(1)	Other assets includes $1,558 and $1,215 relating to assets classified as held for sale as of December 31, 2006 and 2005, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities(1)
December 31, 2006

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		Q406	Q405	% Change	Q406	Q405	% Change	Q406	Q405	% Change
Northeast
Boston, MA	2,471	$1,649	$1,640	0.5%	95.4%	96.1%	(0.7%)	$11,658	$11,681	(0.2%)
Fairfield-New Haven, CT	1,998	2,082	1,953	6.6%	96.5%	96.8%	(0.3%)	12,044	11,326	6.3%
New York, NY	1,606	2,252	2,140	5.2%	96.3%	96.8%	(0.5%)	10,453	9,987	4.7%
Northern New Jersey	1,182	2,560	2,352	8.8%	97.1%	97.4%	(0.3%)	8,815	8,122	8.5%
Long Island, NY	915	2,416	2,304	4.9%	95.9%	97.3%	(1.4%)	6,360	6,146	3.5%
Central New Jersey	502	1,626	1,629	(0.2%)	96.9%	96.2%	0.7%	2,368	2,356	0.5%

Northeast Average	8,674	2,065	1,970	4.8%	96.2%	96.8%	(0.6%)	51,698	49,618	4.2%

Mid-Atlantic
Washington, DC	4,695	1,715	1,559	10.0%	97.2%	97.0%	0.2%	23,470	21,305	10.2%
Baltimore, MD	718	1,244	1,148	8.4%	95.1%	95.9%	(0.8%)	2,549	2,369	7.6%

Mid-Atlantic Average	5,413	1,652	1,504	9.8%	97.0%	96.9%	0.1%	26,019	23,674	9.9%

Midwest
Chicago, IL	887	1,157	1,090	6.1%	96.1%	95.9%	0.2%	2,955	2,781	6.3%

Midwest Average	887	1,157	1,090	6.1%	96.1%	95.9%	0.2%	2,955	2,781	6.3%

Pacific Northwest
Seattle, WA	2,500	1,200	1,078	11.3%	96.0%	95.7%	0.3%	8,644	7,745	11.6%

Pacific Northwest Average	2,500	1,200	1,078	11.3%	96.0%	95.7%	0.3%	8,644	7,745	11.6%

Northern California
San Jose, CA	4,788	1,616	1,457	10.9%	97.0%	97.2%	(0.2%)	22,517	20,343	10.7%
San Francisco, CA	2,015	1,915	1,744	9.8%	96.1%	97.3%	(1.2%)	11,121	10,241	8.6%
Oakland-East Bay, CA	1,647	1,291	1,191	8.4%	96.8%	96.4%	0.4%	6,176	5,676	8.8%

Northern California Average	8,450	1,624	1,474	10.2%	96.7%	97.1%	(0.4%)	39,814	36,260	9.8%

Southern California
Los Angeles, CA	1,198	1,616	1,506	7.3%	95.8%	96.1%	(0.3%)	5,563	5,200	7.0%
Orange County, CA	1,174	1,414	1,319	7.2%	97.2%	97.5%	(0.3%)	4,839	4,525	6.9%
San Diego, CA	1,058	1,437	1,366	5.2%	94.8%	95.7%	(0.9%)	4,324	4,144	4.3%

Southern California Average	3,430	1,491	1,399	6.6%	96.0%	96.4%	(0.4%)	14,726	13,869	6.2%

Average/Total Established	29,354	$1,693	$1,572	7.7%	96.5%	96.8%	(0.3%)	$143,856	$133,947	7.4%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
December 31, 2006

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		Q4 06	Q3 06	% Change	Q4 06	Q3 06	% Change	Q4 06	Q3 06	% Change
Northeast
Boston, MA	2,471	$1,649	$1,658	(0.5%)	95.4%	95.3%	0.1%	$11,658	$11,715	(0.5%)
Fairfield-New Haven, CT	1,998	2,082	2,062	1.0%	96.5%	97.5%	(1.0%)	12,044	12,057	(0.1%)
New York, NY	1,606	2,252	2,251	0.0%	96.3%	97.2%	(0.9%)	10,453	10,538	(0.8%)
Northern New Jersey	1,182	2,560	2,525	1.4%	97.1%	97.4%	(0.3%)	8,815	8,722	1.1%
Long Island, NY	915	2,416	2,401	0.6%	95.9%	97.5%	(1.6%)	6,360	6,428	(1.1%)
Central New Jersey	502	1,626	1,668	(2.5%)	96.9%	96.6%	0.3%	2,368	2,421	(2.2%)

Northeast Average	8,674	2,065	2,058	0.3%	96.2%	96.9%	(0.7%)	51,698	51,881	(0.4%)

Mid-Atlantic
Washington, DC	4,695	1,715	1,684	1.8%	97.2%	97.0%	0.2%	23,470	23,011	2.0%
Baltimore, MD	718	1,244	1,217	2.2%	95.1%	96.9%	(1.8%)	2,549	2,541	0.3%

Mid-Atlantic Average	5,413	1,652	1,622	1.8%	97.0%	97.0%	0.0%	26,019	25,552	1.8%

Midwest
Chicago, IL	887	1,157	1,151	0.5%	96.1%	96.7%	(0.6%)	2,955	2,956	0.0%

Midwest Average	887	1,157	1,151	0.5%	96.1%	96.7%	(0.6%)	2,955	2,956	0.0%

Pacific Northwest
Seattle, WA	2,500	1,200	1,162	3.3%	96.0%	96.8%	(0.8%)	8,644	8,438	2.4%

Pacific Northwest Average	2,500	1,200	1,162	3.3%	96.0%	96.8%	(0.8%)	8,644	8,438	2.4%

Northern California
San Jose, CA	4,788	1,616	1,576	2.5%	97.0%	96.8%	0.2%	22,517	21,926	2.7%
San Francisco, CA	2,015	1,915	1,878	2.0%	96.1%	96.4%	(0.3%)	11,121	10,946	1.6%
Oakland-East Bay, CA	1,647	1,291	1,265	2.1%	96.8%	96.1%	0.7%	6,176	6,005	2.8%

Northern California Average	8,450	1,624	1,588	2.3%	96.7%	96.6%	0.1%	39,814	38,877	2.4%

Southern California
Los Angeles, CA	1,198	1,616	1,592	1.5%	95.8%	96.3%	(0.5%)	5,563	5,512	0.9%
Orange County, CA	1,174	1,414	1,388	1.9%	97.2%	97.2%	0.0%	4,839	4,753	1.8%
San Diego, CA	1,058	1,437	1,419	1.3%	94.8%	96.4%	(1.6%)	4,324	4,341	(0.4%)

Southern California Average	3,430	1,491	1,469	1.5%	96.0%	96.6%	(0.6%)	14,726	14,606	0.8%

Average/Total Established	29,354	$1,693	$1,669	1.4%	96.5%	96.8%	(0.3%)	$143,856	$142,310	1.1%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 6
AvalonBay Communities, Inc.
Full Year Revenue and Occupancy Changes — Established Communities (1)
December 31, 2006

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
		YTD 06	YTD 05	% Change	YTD 06	YTD 05	% Change	YTD 06	YTD 05	% Change
Northeast
Boston, MA	2,471	$1,648	$1,625	1.4%	95.4%	95.7%	(0.3%)	$46,607	$46,086	1.1%
Fairfield-New Haven, CT	1,998	2,027	1,931	5.0%	96.8%	96.5%	0.3%	47,029	44,673	5.3%
New York, NY	1,606	2,219	2,130	4.2%	96.9%	96.5%	0.4%	41,453	39,629	4.6%
Northern New Jersey	1,182	2,488	2,278	9.2%	97.1%	96.8%	0.3%	34,257	31,298	9.5%
Long Island, NY	915	2,377	2,278	4.3%	96.8%	97.1%	(0.3%)	25,252	24,288	4.0%
Central New Jersey	502	1,644	1,618	1.6%	96.1%	95.7%	0.4%	9,520	9,331	2.0%

Northeast Average	8,674	2,032	1,946	4.4%	96.5%	96.4%	0.1%	204,118	195,305	4.5%

Mid-Atlantic
Washington, DC	4,695	1,659	1,539	7.8%	96.8%	95.4%	1.4%	90,431	82,826	9.2%
Baltimore, MD	718	1,199	1,149	4.4%	97.1%	95.5%	1.6%	10,027	9,462	6.0%

Mid-Atlantic Average	5,413	1,598	1,487	7.5%	96.8%	95.4%	1.4%	100,458	92,288	8.9%

Midwest
Chicago, IL	887	1,132	1,092	3.7%	95.3%	95.7%	(0.4%)	11,478	11,113	3.3%

Midwest Average	887	1,132	1,092	3.7%	95.3%	95.7%	(0.4%)	11,478	11,113	3.3%

Pacific Northwest
Seattle, WA	2,500	1,144	1,049	9.1%	96.3%	95.3%	1.0%	33,063	30,041	10.1%

Pacific Northwest Average	2,500	1,144	1,049	9.1%	96.3%	95.3%	1.0%	33,063	30,041	10.1%

Northern California
San Jose, CA	4,788	1,549	1,437	7.8%	96.9%	96.2%	0.7%	86,229	79,440	8.5%
San Francisco, CA	2,015	1,847	1,694	9.0%	96.5%	96.2%	0.3%	43,083	39,402	9.3%
Oakland-East Bay, CA	1,647	1,246	1,178	5.8%	96.6%	95.9%	0.7%	23,791	22,343	6.5%

Northern California Average	8,450	1,561	1,447	7.9%	96.7%	96.2%	0.5%	153,103	141,185	8.4%

Southern California
Los Angeles, CA	1,198	1,577	1,456	8.3%	95.8%	96.2%	(0.4%)	21,734	20,145	7.9%
Orange County, CA	1,174	1,375	1,284	7.1%	96.9%	96.7%	0.2%	18,775	17,505	7.3%
San Diego, CA	1,058	1,403	1,349	4.0%	95.7%	95.3%	0.4%	17,042	16,318	4.4%

Southern California Average	3,430	1,453	1,364	6.5%	96.2%	96.1%	0.1%	57,551	53,968	6.6%

Average/Total Established	29,354	$1,647	$1,549	6.3%	96.5%	96.0%	0.5%	$559,771	$523,900	6.8%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2005 such that a comparison of 2005 to 2006 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 7
AvalonBay Communities, Inc. Capitalized Community and Corporate Expenditures and Expensed
Community Maintenance Costs
For the Year Ended December 31, 2006
(Dollars in thousands except per home data)

					Categorization of 2006 Add'l Capitalized Value (4)								2006 Maintenance Expensed Per Home (6)
					Acquisitions,						Non-Rev
				2006 Add'l	Construction,						Generating
	Apartment	Balance at	Balance at	Capitalized	Redevelopment		Revenue	Non-Rev			Capex		Carpet		Other
Current Communities (1)	Homes(2)	12-31-06(3)	12-31-05 (3)	Value	& Dispositions		Generating(5)	Generating		Total	Per Home		Replacement		Maintenance		Total

Total Stabilized Communities	36,204	$4,309,316	$4,217,220	$92,096	$73,944	(7)	$153	$17,999		$92,096	$497		$159		$1,479		$1,638

Development Communities (8)	6,208	905,081	316,285	588,795	588,795		—	—		588,795	—		10		302		312

Dispositions	—	—	118,264	(118,264)	(118,264)		—	—		(118,264)	—		3		33		36

Redevelopment Communities (8)	1,929	154,089	139,241	14,848	14,848		—	—		14,848	—		41		1,044		1,085

Corporate	—	35,766	32,169	3,597	2,251	(9)	—	1,346	(9)	3,597	—		—		—		—

Total	44,341	$5,404,252	$4,823,179	$581,072	$561,574		$153	$19,345		$581,072	$406	(10)	$133	(11)	$1,295	(11)	$1,428	(11)

(1)	For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.

(2)	Apartment homes as of 12/31/06; does not include unconsolidated communities.

(3)	Total gross fixed assets excluding land.

(4)	Policy is to capitalize if the item exceeds $15 and extends the useful life of the asset. Personal property is capitalized if the item is a new addition and it exceeds $2.5.

(5)	Represents revenue generating or expense saving expenditures, such as water saving devices and submetering equipment.

(6)	Other maintenance includes maintenance, landscaping, redecorating and appliance replacement costs.

(7)	Includes the acquisition of a joint venture partner’s interest in a community.

(8)	Represents communities that were under construction/reconstruction during 2006, including communities where construction/reconstruction has been completed.

(9)	Represents primarily computer equipment and leasehold improvements related to corporate offices.

(10)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.

(11)	Total 2006 maintenance expensed per home excludes maintenance costs related to Dispositions.

Attachment 8
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity (1) as of December 31, 2006

		Number	Number	Total
		of	of	Capital Cost (2)
		Communities	Homes	(millions)
Portfolio Additions:
2006 Annual Completions
Development		6	1,368	$375.2
Redevelopment	(3)	2	506	10.1

Total Additions		8	1,874	$385.3

2005 Annual Completions
Development		7	1,971	$408.2
Redevelopment		3	1,094	31.0

Total Additions		10	3,065	$439.2

Pipeline Activity:	(4)

Currently Under Construction
Development		17	5,153	$1,323.3
Redevelopment	(3)	6	2,381	42.1

Subtotal		23	7,534	$1,365.4

Planning
Development Rights		54	14,185	$3,581.0

Total Pipeline		77	21,719	$4,946.4

(1)	Represents activity for consolidated and unconsolidated entities.

(2)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost.

(4)	Information represents projections and estimates.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2006.

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of December 31, 2006

	Percentage		Total					Avg
	Ownership	# of	Capital	Schedule				Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #15
Under Construction:
1. Avalon Wilshire	100%	123	$46.6	Q1 2005	Q1 2007	Q2 2007	Q4 2007	$2,520	N/A	N/A	N/A	N/A
Los Angeles, CA
2. Avalon Chestnut Hill	100%	204	60.6	Q2 2005	Q3 2006	Q1 2007	Q3 2007	2,410	100.0%	52.5%	44.6%	13.3%
Chestnut Hill, MA
3. Avalon at Decoverly II	100%	196	30.5	Q3 2005	Q2 2006	Q1 2007	Q3 2007	1,525	100.0%	60.2%	56.6%	36.7%
Rockville, MD
4. Avalon Lyndhurst (6)	100%	328	78.8	Q3 2005	Q4 2006	Q4 2007	Q2 2008	2,310	28.0%	24.1%	14.0%	2.1%
Lyndhurst, NJ
5. Avalon Shrewsbury	100%	251	36.1	Q3 2005	Q2 2006	Q2 2007	Q4 2007	1,365	74.5%	71.7%	58.2%	44.9%
Shrewsbury, MA
6. Avalon Riverview North	100%	602	175.6	Q3 2005	Q3 2007	Q3 2008	Q1 2009	2,695	N/A	N/A	N/A	N/A
New York, NY
7. Avalon at Glen Cove North	100%	111	42.4	Q4 2005	Q2 2007	Q3 2007	Q1 2008	2,300	N/A	N/A	N/A	N/A
Glen Cove, NY
8. Avalon Danvers	100%	433	84.8	Q4 2005	Q1 2007	Q2 2008	Q4 2008	1,660	11.1%	2.3%	0.5%	N/A
Danvers, MA
9. Avalon Woburn	100%	446	81.3	Q4 2005	Q3 2006	Q1 2008	Q3 2008	1,490	35.0%	30.0%	23.8%	14.0%
Woburn, MA
10. Avalon on the Sound II	100%	588	184.2	Q1 2006	Q3 2007	Q3 2008	Q1 2009	2,420	N/A	N/A	N/A	N/A
New Rochelle, NY
11. Avalon Meydenbauer	100%	368	84.3	Q1 2006	Q4 2007	Q3 2008	Q1 2009	1,625	N/A	N/A	N/A	N/A
Bellevue, WA
12. Avalon at Dublin Station I	100%	305	85.8	Q2 2006	Q3 2007	Q2 2008	Q4 2008	1,995	N/A	N/A	N/A	N/A
Dublin, CA
13. Avalon at Lexington Hills	100%	387	86.2	Q2 2006	Q2 2007	Q3 2008	Q1 2009	2,105	N/A	N/A	N/A	N/A
Lexington, MA
14. Avalon Bowery Place II (7)	100%	90	61.9	Q3 2006	Q4 2007	Q1 2008	Q2 2008	3,490	N/A	N/A	N/A	N/A
New York, NY
15. Avalon Encino	100%	131	61.5	Q3 2006	Q3 2008	Q4 2008	Q1 2009	2,650	N/A	N/A	N/A	N/A
Los Angeles, CA
16. Avalon Canoga Park	100%	210	53.9	Q4 2006	Q1 2008	Q2 2008	Q4 2008	2,020	N/A	N/A	N/A	N/A
Canoga Park, CA
17. Avalon Acton (7)	100%	380	68.8	Q4 2006	Q1 2008	Q4 2008	Q2 2009	1,470	N/A	N/A	N/A	N/A
Acton, MA

Subtotal/Weighted Average		5,153	$1,323.3					$2,050

Completed this Quarter:
1. Avalon at Mission Bay North II (8)	25%	313	108.2	Q1 2005	Q3 2006	Q4 2006	Q3 2007	3,130	100.0%	60.1%	57.5%	39.1%
San Francisco, CA
2. Avalon Bowery Place I (9)	100%	206	98.5	Q4 2005	Q4 2006	Q4 2006	Q2 2007	3,770	100.0%	82.5%	72.8%	32.2%
New York, NY

Subtotal/Weighted Average		519	$206.7					$3,385

Total/Weighted Average		5,672	$1,530.0					$2,170

Weighted Average Projected NOI
as a % of Total Capital Cost (1) (10)		6.8%	Inclusive of Concessions — See Attachment #15

Non-Stabilized Development Communities: (11)			% Economic	Asset Cost Basis, Non-Stabilized Development			Source
			Occ
Prior Quarter Completions:			(1) (5)	Capital Cost, Prior Quarter Completions		$48.1	Att. 9
Avalon Camarillo, Camarillo, CA	249	$48.1		Capital Cost, Current Completions		125.6	Att. 9 (less JV partner share)
				Capital Cost, Under Construction		1,323.3	Att. 9
				Less: Remaining to Invest, Under Construction
Total	249	$48.1	98.0%

				Total Remaining to Invest	919.4		Att. 11
				Capital Cost, Projected Q1 2007 Starts	(279.9)		Att. 11, Footnote 5

						(639.5)

				Total Asset Cost Basis, Non-Stabilized Development		$857.5

Q4 2006 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $0.1 million. See Attachment #15. “Total Asset Cost Basis, Non-Stablized Develpment” [$857.5]

(1)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of January 26, 2007.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of January 26, 2007.

(4)	Physical occupancy based on apartment homes occupied as of January 26, 2007.

(5)	Represents Economic Occupancy for the fourth quarter of 2006.

(6)	The remediation of the Company’s Avalon Lyndhurst development site, as discussed in the Company’s second quarter 2006 Earnings Release, is substantially complete. Net cost associated with this remediation effort after considering insurance proceeds received to date, including costs associated with construction delays, is expected to total approximately $7.5 million. The Company is pursuing the recovery of these additional costs through its insurance as well as from the third parties involved, but any additional recoverable amounts are not currently estimable. The Total Capital Cost and yield cited above do not reflect the potential impact of these additional net costs.

(7)	This community is being financed in part by third-party tax-exempt debt.

(8)	The community was developed under a joint venture structure and has been financed in part by a construction loan. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $27.0 million including community-based debt.

(9)	This community was formerly known as Avalon Chrystie Place II, and is financed in part by third-party tax-exempt debt. The Total Capital Cost for this community includes the projected costs related to this financing and the benefit of available low-income housing tax credits.

(10)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(11)	Represents Development Communities completed in the current quarter and prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2006.

Attachment 10
AvalonBay Communities, Inc.
Redevelopment Communities as of December 31, 2006

			Cost (millions)		Schedule				Avg	Number of Homes
		# of	Pre-	Total					Rent		Out of
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed	Service
	Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	to date	@ 12/31/06
									Inclusive of
									Concessions
									See Attachment #15
Under Redevelopment:
Stabilized (3)
1. Avalon Arlington Heights (4) Arlington Heights, IL	100%	409	$50.2	$57.1	Q4 2000	Q1 2006	Q1 2007	Q3 2007	$1,315	409	—

2. Avalon Walk I and II (5) Hamden, CT	100%	764	59.4	71.2	Q3 1992	Q1 2006	Q4 2007	Q2 2008	1,360	439	19
					Q3 1994
3. Avalon at AutumnWoods Fairfax, VA	100%	420	31.2	38.3	Q4 1996	Q3 2006	Q3 2008	Q1 2009	1,395	121	10

Subtotal		1,593	$140.8	$166.6					$1,355	969	29

Acquisitions (3)
1. Avalon Redmond (6) Redmond, WA	15%	400	49.2	56.7	Q4 2004	Q2 2006	Q4 2007	Q2 2008	1,280	211	10
2. Civic Center Place Norwalk, CA	15%	192	38.1	43.5	Q4 2005	Q4 2006	Q2 2008	Q4 2008	1,685	15	6
3. Avalon at Poplar Creek Schaumburg, IL	15%	196	25.2	28.6	Q2 2006	Q4 2006	Q1 2008	Q3 2008	1,165	33	4

Subtotal		788	$112.5	$128.8					$1,355	259	20

Total/Weighted Average		2,381	$253.3	$295.4					$1,355	1,228	49

Weighted Average Projected NOI as a % of Total Capital Cost (2)				10.0%	Inclusive of Concessions — See Attachment #15

(1)	Inclusive of acquisition cost.

(2)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	Stabilized Redevelopment Communities have been held for one year or more and have achieved Stabilized Operations before beginning redevelopment. Acquisition redevelopments are those communities that begin redevelopment within one year of acquisition.

(4)	This community was formerly known as 200 Arlington Place.

(5)	This community was developed by a predecessor of the Company. Phase I was completed in Q3 1992 and Phase II was completed in Q3 1994.

(6)	This community, formerly known as Ravenswood at the Park, was acquired in Q4 2004 and was transferred to a subsidiary of the Company’s Investment Management Fund (the “Fund”) in Q1 2006, reducing the Company’s indirect equity interest in the community to 15%.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2006.

Attachment 11
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of December 31, 2006
(Dollars in Thousands)
DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)
Total — 2005 Actual	1,480	$347,839	$219,046	$881,012	$377,320

2006 Actual:
Quarter 1	267	$113,125	$47,014	$952,410	$468,401
Quarter 2	302	155,381	59,948	915,400	570,875
Quarter 3	509	174,587	86,515	1,007,188	593,160
Quarter 4	449	209,735	117,678	919,358	626,034

Total — 2006 Actual	1,527	$652,828	$311,155

2007 Projected:
Quarter 1	591	$204,726	$134,709	$714,632	$681,799
Quarter 2	678	159,161	166,768	555,470	690,195
Quarter 3	621	151,150	165,274	404,321	674,389
Quarter 4	730	135,944	210,737	277,135	526,580

Total — 2007 Projected	2,620	$650,981	$677,488

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)
Total — 2005 Actual		$8,972	$13,456	$7,877

2006 Actual:
Quarter 1	32	$3,433	$18,443	$8,502
Quarter 2	60	3,474	21,760	10,206
Quarter 3	89	4,258	18,549	14,763
Quarter 4	60	4,378	14,991	17,602

Total — 2006 Actual		$15,543

2007 Projected:
Quarter 1	58	$4,493	$10,497	$11,663
Quarter 2	95	3,782	6,715	12,144
Quarter 3	107	3,262	3,453	10,622
Quarter 4	42	1,398	2,055	4,192

Total — 2007 Projected		$12,935

(1)	Data is presented for all communities currently under development or redevelopment and those communities for which development or redevelopment is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents projected Total Capital Cost for apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under development or redevelopment and those for which development or redevelopment is expected to begin within the next 90 days. Remaining to invest for Q4 2006 includes $279.9 million attributed to two anticipated Q1 2007 development starts and $1.2 million related to two anticipated Q1 2007 redevelopment starts.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q4 2006 includes $1.9 million related to three unconsolidated investments in the Fund, and is reflected in other assets for financial reporting purposes.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2006.

Attachment 12
AvalonBay Communities, Inc.
Future Development as of December 31, 2006
DEVELOPMENT RIGHTS (1)

			Estimated	Total
			Number	Capital Cost (1)
Location of Development Right			of Homes	(millions)
1.	White Plains, NY	(2)	393	155
2.	New York, NY		296	125
3.	Tinton Falls, NJ		216	41
4.	Coram, NY	(2)	200	47
5.	Kirkland, WA Phase II	(2)	176	53
6.	Hingham, MA	(2)	235	44
7.	Northborough, MA		350	60
8.	Wilton, CT	(2)	100	24
9.	Union City, CA	(2)	438	120
10.	Andover, MA	(2)	115	21
11.	Norwalk, CT		319	83
12.	Sharon, MA		156	26
13.	Brooklyn, NY		628	317
14.	Pleasant Hill, CA	(4)	416	153
15.	Milford, CT	(2)	284	45
16.	West Haven, CT		170	23
17.	Cohasset, MA	(2)	200	38
18.	Quincy, MA	(2)	146	24
19.	West Long Branch, NJ	(3)	216	36
20.	Plymouth, MA Phase II		81	17
21.	Shelton, CT		302	49
22.	Shelton, CT II		171	34
23.	Roselle Park, NJ		340	75
24.	Wanaque, NJ		210	45
25.	San Francisco, CA		152	40
26.	North Bergen, NJ	(3)	156	48
27.	Howell, NJ		265	42
28.	Gaithersburg, MD		254	41
29.	Highland Park, NJ		285	67
30.	Dublin, CA Phase II		200	52
31.	Dublin, CA Phase III		205	53
32.	Canoga Park, CA		297	85
33.	New York, NY II		680	261
34.	Camarillo, CA		376	55
35.	Bloomingdale, NJ		173	38
36.	Greenburgh, NY Phase II		444	112
37.	Irvine, CA	(2)	280	76
38.	Stratford, CT	(2)	146	23
39.	Hackensack, NJ		210	47
40.	Oyster Bay, NY	(2)	150	42
41.	Saddle Brook, NJ		300	55
42.	Oakland, NJ		308	62
43.	Randolph, NJ		128	31
44.	Irvine, CA II		180	57
45.	Garden City, NY		160	58
46.	Alexandria, VA	(2)	283	73
47.	Tysons Corner, VA	(2)	439	101
48.	Yonkers, NY		400	88
49.	Plainview, NY		160	38
50.	Wheaton, MD	(2)	320	56
51.	Yaphank, NY	(2)	343	57
52.	Camarillo, CA II		233	57
53.	Rockville, MD	(2)	240	46
54.	Winchester, MA		260	65

	Total		14,185	$3,581

(1)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

(3)	This Development Right is subject to a joint venture arrangement.

(4)	This Development Right is subject to a joint venture arrangement. In connection with the pursuit of this Development Right, $125 million in bond financing was issued and immediately invested in a guaranteed investment contract (“GIC”) administered by a trustee. The Company does not have any equity or economic interest in the joint venture entity at this time, but has an option to make a capital contribution to the joint venture entity for a 99% general partner interest. Should the Company exercise this option, the bond proceeds will be released from the GIC and used for future construction of the Development Right. Should the Company decide not to exercise this option, the bond proceeds will be redeemed to the issuer.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2006.

Attachment 13
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments (1) as of December 31, 2006
(Dollar in Thousands)

					AVB					AVB’s
			# of	Total	Book	Outstanding Debt				Share of
	Unconsolidated	Percentage	Apt	Capital	Value			Interest	Maturity	Partnership
	Real Estate Investments	Ownership	Homes	Cost (2)	Investment (3)	Amount	Type	Rate	Date	Debt
	AvalonBay Value Added Fund, LP
1.	Avalon at Redondo Beach	N/A	105	$24,408	N/A	$16,765	Fixed	4.84%	Oct 2011	$2,548
	Los Angeles, CA
2.	Avalon Lakeside	N/A	204	18,058	N/A	—	N/A	N/A	N/A	—
	Chicago, IL
3.	Avalon Columbia	N/A	170	29,249	N/A	16,575	Fixed	5.25%	Apr 2012	2,519
	Baltimore, MD
4.	Avalon Redmond	N/A	400	53,283	N/A	31,500	Fixed	4.96%	Jul 2012	4,788
	Seattle, WA
5.	Fuller Martel	N/A	82	18,135	N/A	11,500	Fixed	5.41%	Feb 2014	1,748
	Los Angeles, CA
6.	Avalon at Poplar Creek	N/A	196	25,362	N/A	16,500	Fixed	4.83%	Oct 2012	2,508
	Chicago, IL
7.	Civic Center Place (4)	N/A	192	38,269	N/A	23,806	Fixed	5.29%	Aug 2013	3,619
	Norwalk, CA
8.	Paseo Park	N/A	134	19,858	N/A	11,800	Fixed	5.74%	Nov 2013	1,794
	Fremont, CA
9.	Aurora at Yerba Buena	N/A	160	66,409	N/A	41,500	Fixed	5.88%	Mar 2014	6,308
	San Francisco, CA
10.	Avalon at Aberdeen Station	N/A	290	57,936	N/A	34,456	Fixed	5.73%	Sep 2013	5,237
	Aberdeen, NJ
11.	The Springs	N/A	320	47,582	N/A	26,000	Fixed	6.06%	Oct 2014	3,952
	Corona, CA
12.	The Covington	N/A	256	32,275	N/A	17,243	Fixed	5.43%	Jan 2014	2,621
	Lombard, IL
13.	Cedar Valley (5)	N/A	156	20,751	N/A	12,000	Variable	6.33%	Feb 2007	1,824
	Columbia, MD
	Fund corporate debt (6)	N/A	N/A	N/A	N/A	57,400	Variable	6.10%	Jan 2008	8,725

		15.2%	2,665	$451,575	$74,047	$317,045				$48,191	(7)

	Other Operating Joint Ventures
1.	Avalon Grove	(8)	402	51,691	7,864	—	N/A	N/A	N/A	—
	Stamford, CT
2.	Avalon Chrystie Place I (8)	20.0%	361	129,746	27,254	117,000	Variable	3.65%	Nov 2036	23,400
	New York, NY

			763	$181,437	$35,118	$117,000				$23,400

	Other Development Joint Ventures
1.	Avalon at Mission Bay North II (8)(9)	25.0%	313	$108,200	$24,335	$76,739	Variable	6.85%	Sep 2008(10)	$19,185
	San Francisco, CA

			313	$108,200	$24,335	$76,739				$19,185

			3,741	$741,212	$133,500	$510,784				$90,776

(1)	Schedule does not include one community (Avalon Del Rey) that completed development in the third quarter of 2006 under a joint venture arrangement. AVB owns 30% of this community, however due to the Company’s continuing involvement, it is consolidated for financial reporting purposes.

(2)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	These unconsolidated real estate investments are accounted for under the equity method of accounting. AVB Book Value Investment represents the Company’s recorded equity investment plus the Company’s pro rata share of outstanding debt.

(4)	This community’s debt is a combination of two separate fixed rate loans which both mature in August 2013. The first loan totals $18,154 at a 5.04% interest rate and was assumed by the Fund upon purchase of this community. The second loan was procured in connection with the acquisition in the amount of $5,652 at a 6.08% interest rate. The rate listed in the table above represents a weighted average interest rate.

(5)	At December 2006, the outstanding debt for this community is a bridge loan, which we expect will be converted to permanent financing in the first quarter of 2007 under an existing rate lock agreement at a 5.68% variable funding rate.

(6)	Amounts are outstanding under the Fund’s unsecured credit facility.

(7)	The Company has not guaranteed the debt of the Fund and bears no responsibility for the repayment.

(8)	After the venture makes certain threshold distributions to the third-party partner, the Company generally receives 50% of all further distributions.

(9)	Total Capital Cost for this community represents the capitalized costs incurred and projected to incur as part of the development completion, and is not the gross real estate cost as recorded by the joint venture as of December 31, 2006.

(10)	The maturity date as reflected on this attachment may be extended to September 2010 upon exercise of two one-year extension options.

Attachment 14
AvalonBay Communities, Inc.
Summary of Disposition Activity(1) as of December 31, 2006
(Dollars in thousands)

	Weighted
	Average			Accumulated		Weighted Average
Number of	Holding	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Period (2)	Price	GAAP Gain	and Other	Gain (3)	Mkt. Cap Rate (2)(3)	Unleveraged IRR (2)(3)
1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (4)		$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building, 3 Land Parcels (5)		$382,720	$199,766	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (6)		$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

1998 - 2006 Total	6.2	$2,345,121	$849,055	$194,496	$654,560	6.2%	15.5%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.

(2)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(3)	See Attachment #15 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(5)	2005 GAAP gain includes the recovery of an impairment loss in the amount of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time when it was determined planned for disposition.

(6)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.

Attachment 15
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2006	2005	2006	2005
Net income	$49,276	$96,729	$278,399	$322,378
Dividends attributable to preferred stock	(2,175)	(2,175)	(8,700)	(8,700)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	41,962	41,799	164,749	162,019
Minority interest expense, including discontinued operations	95	292	391	1,363
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(6,609)	—	(6,609)	—
Gain on sale of previously depreciated real estate assets	—	(66,536)	(97,411)	(195,287)

FFO attributable to common stockholders	$82,549	$70,109	$330,819	$281,773

Average shares outstanding — diluted	75,897,674	75,132,561	75,586,898	74,759,318

EPS — diluted	$0.62	$1.26	$3.57	$4.21

FFO per common share — diluted	$1.09	$0.93	$4.38 (1)	$3.77 (2)

(1)	FFO per common share — diluted for the year ended December 31, 2006 includes $0.18 per share of non-routine items related to the gains on sale of three land parcels and the final installment from the sale of a technology venture.

(2)	FFO per common share — diluted for the year ended December 31, 2005 includes the following non-routine items, totaling $0.11 per share:
- Gains on the sale of two land parcels;
- Gain on the sale of a technology venture; and
- Income related to the impact of the development by a third-party of a hotel adjacent to one of the Company’s existing communities.
The above items were partially offset by:
- Separation costs due to the departure of a senior executive; and
- Accrual of costs related to various litigation matters.

Attachment 15 (continued)
Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2007 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q1 07	$0.59	$0.63
Projected depreciation (real estate related)	0.54	0.54
Projected gain on sale of operating communities	—	—

Projected FFO per share (diluted) — Q1 07	$1.13	$1.17

Projected EPS (diluted) — Full Year 2007	$3.66	$3.90
Projected depreciation (real estate related)	2.10	2.34
Projected gain on sale of operating communities	(1.08)	(1.32)

Projected FFO per share (diluted) — Full Year 2007	$4.68	$4.92

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management, net interest expense, general and administrative expense, joint venture income, minority interest expense, depreciation expense, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Attachment 15 (continued)
A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2006	2005	2006	2005
Net income	$49,276	$96,729	$278,399	$322,378
Indirect operating expenses, net of corporate income	7,903	6,943	28,809	26,675
Investments and investment management	1,773	1,460	7,033	4,834
Interest expense, net	28,851	31,076	111,046	127,099
General and administrative expense	6,372	6,483	24,767	25,761
Joint venture income and minority interest	(6,253)	86	(6,882)	(5,717)
Depreciation expense	41,378	41,341	162,896	158,822
(Gain)/loss on sale of real estate assets	152	(66,398)	(110,930)	(199,766)
Income from discontinued operations	—	(2,767)	(1,148)	(14,942)

NOI from continuing operations	$129,452	$114,953	$493,990	$445,144

Established:
Northeast	$35,190	$33,220	$137,379	$130,733
Mid-Atlantic	19,212	16,665	72,033	64,050
Midwest	1,833	1,613	7,121	6,627
Pacific NW	5,789	4,895	21,819	19,312
No. California	28,092	24,626	107,135	96,023
So. California	10,618	9,780	41,572	38,098

Total Established	100,734	90,799	387,059	354,843

Other Stabilized	15,657	14,416	59,432	53,935
Development/Redevelopment	13,061	9,738	47,499	36,366

NOI from continuing operations	$129,452	$114,953	$493,990	$445,144

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2005 through December 31, 2006). A reconciliation of NOI from communities sold to net income for these communities is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2006	2005	2006	2005
Income from discontinued operations	$—	$2,767	$1,148	$14,942
Interest expense, net	—	—	—	—
Depreciation expense	—	217	—	3,241

NOI from discontinued operations	$—	$2,984	$1,148	$18,183

NOI from assets sold	$—	$2,984	$1,148	$18,183
NOI from assets held for sale	—	—	—	—

NOI from discontinued operations	$—	$2,984	$1,148	$18,183

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents Management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative

Attachment 15 (continued)
costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding Management’s estimate of the likely impact on operations of the Development and Redevelopment Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2006	2005	2006	2005
Rental revenue (GAAP basis)	$143,856	$133,947	$559,771	$523,900
Concessions amortized	1,539	4,524	11,082	20,010
Concessions granted	(1,159)	(2,822)	(5,796)	(17,399)

Rental revenue (with Concessions on a Cash Basis)	$144,236	$135,649	$565,057	$526,511

% change — GAAP revenue	7.4%		6.8%
% change — cash revenue	6.3%		7.3%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the year ended December 31, 2006 as well as prior years’ activities is presented on Attachment 14.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization.

Attachment 15 (continued)
A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2006 are as follows (dollars in thousands):

Net income	$49,276
Interest expense, net	28,851
Depreciation expense	41,378

EBITDA	$119,505

EBITDA from continuing operations	$119,505
EBITDA from discontinued operations	—

EBITDA	$119,505

EBITDA from continuing operations	$119,505
Land loss	152

EBITDA from continuing operations, excluding land loss	$119,657

Interest expense, net	$28,851
Dividends attributable to preferred stock	2,175

Interest charges	$31,026

Interest coverage	3.9

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. The gross sales price is adjusted for transaction costs and deferred maintenance in determining the Initial Year Market Cap Rate for acquisitions. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community (for dispositions) and on the expected total investment in each community (for acquisitions).
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

Attachment 15 (continued)
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of December 31, 2006 is as follows (dollars in thousands):

Total debt	$2,828,508

Common stock	9,710,622
Preferred stock	100,000
Operating partnership units	18,851
Total debt	2,828,508

Total market capitalization	12,657,981

Debt as % of capitalization	22.3%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2006 is as follows (dollars in thousands):

NOI for Established Communities	$387,059
NOI for Other Stabilized Communities	59,432
NOI for Development/Redevelopment Communities	47,499
NOI for discontinued operations	1,148

Total NOI generated by real estate assets	$495,138
NOI from encumbered assets	86,591

NOI from unencumbered assets	$408,547

Unencumbered NOI	82.5%

Attachment 15 (continued)
Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2006, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2005 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The Company capitalizes related predevelopment costs incurred in pursuit of new developments for which future development is probable.